EXHIBIT 4

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE VIRGINIA SECURITIES ACT OR THE STATE SECURITIES OR BLUE SKY LAWS OF ANY OTHER STATE OR JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS IT IS REGISTERED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE CORPORATION, REGISTRATION IS NOT REQUIRED.

PAYMENTS TO BE MADE IN ACCORDANCE WITH THE TERMS OF THIS SUBORDINATED DEBENTURE ARE SUBORDINATED TO RIGHTS OF PAYMENT IN RESPECT OF SENIOR INDEBTEDNESS AS HEREIN PROVIDED.


                           PRECISION AUTO CARE, INC.
                             Subordinated Debenture
                                Due May 25, 1999

Leesburg, Virginia                                              January 25, 1999

            FOR VALUE RECEIVED, PRECISION AUTO CARE, INC., a Virginia corporation (the "Corporation"), promises to pay to the order of Arthur C. Kellar, an individual resident of the State of Florida (Arthur C. Kellar, or any subsequent holder of this Debenture are referred to herein as the "Holder"), at Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, ABA #031100092, for further credit to Arthur C. Kellar, Account Number 40726, or at such other place as the Holder may from time to time designate, the principal sum of Five Million Dollars ($5,000,000) (the "Principal Amount"), together with interest on the outstanding principal amount thereof from time to time at the rate hereinafter provided plus a $50,000 financing fee (the "Fee") and any and all other sums which may be owing to the Holder by the Corporation. The entire Principal Amount, together with accrued interest and the Fee, shall be due and payable May 25, 1999, which is the final and absolute due date of this Debenture (the "Maturity Date"), or on such earlier date specified by the Holder if this Debenture is accelerated pursuant to Section 12 hereof. In order to induce the Holder to enter into this transaction, the Company will grant to the Holder an option to purchase 25,000 shares of the Corporation's common stock at an exercise price equal to the closing price of the Corporation's common stock on the date of this Debenture. The Corporation will provide the Holder with an option agreement in form and substance reasonably satisfactory to the Holder which shall provide that the option shall vest immediately and shall have a term of 10 years from the date of this Debenture.

            The following terms shall apply to this Debenture:

            SECTION 1. Application of Proceeds. The proceeds of this Debenture shall be used by the Corporation to satisfy payment of the obligations to be described in Exhibit A, which must be approved by the Holder prior to any expenditure by the Corporation of any proceeds of this Debenture and which will be attached hereto and made a part hereof. Without limiting the foregoing, the proceeds of this Debenture may not be used by the Corporation to pay the cost of acquisitions or acquisition financing (except that $2,500,000 of the proceeds will be paid to First Union National Bank for application against the Acquisition Line of Credit), management bonuses, dividends or any other payments in respect of the Corporation's common stock, or to make any payments other than as provided on Exhibit A.

            SECTION 2. Interest Rate. From the date hereof, until all sums due and owing hereunder have been paid in full, and unless adjusted as provided in this Debenture, interest shall accrue upon the unpaid Principal Amount at the fixed rate of FIFTEEN PERCENT (15%) per annum. Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

            SECTION 3. Form of Payment at Maturity. The entire Principal Amount shall be due and payable on the Maturity Date, in the form of cash. The sum of all accrued interest on the Principal Amount plus the Fee, which will total $300,000 in the aggregate, shall be due and payable on the Maturity Date in the form of a number of shares of the Corporation's common stock equal to the number obtained by dividing $300,000 by the closing price per share of the Corporation's common stock on the date immediately prior to the date on which the payment is actually made. The issuance by the Corporation to the Holder of common stock shall be subject to the prior approval of the Corporation's shareholders, unless the National Association of Securities Dealers grants the Corporation an exemption from the requirement to obtain shareholder approval. In the event that shareholder approval or an exemption from the requirement therefor cannot be obtained, the Corporation shall pay the sum of $300,000 representing all accrued interest and the Fee in the form of cash.

            SECTION 4. Application of Payments. All payments made hereunder shall be applied first to accrued interest, then to the Fee and finally to the unpaid Principal Amount.

            SECTION 5. Optional Redemption. This Debenture may be redeemed at the option of the Corporation, as a whole or in part, without premium or penalty, upon mailing a notice of redemption not fewer than 15 nor more than 30 days prior to the date fixed for redemption to the Holder of the Debenture at its last registered address on the books and records of the Corporation. Any optional redemption of this Debenture prior to maturity shall require the prior written consent of the Corporation's senior secured lender which is presently First Union National Bank and may require the prior written consent of other lenders.

            SECTION 6. Senior Indebtedness. For purposes of this Debenture, the term "Senior Indebtedness" shall mean the "Obligations" of the Corporation and its subsidiaries which are "Borrowers", as such terms are defined in the Loan and Security Agreement dated November 12, 1997, among the Corporation and the other Borrowers and the First Union National Bank, as amended by Amendment No. 1 dated as of March 31, 1998, Amendment No. 2 dated as of May 12, 1998 and Amendment No. 3 dated as of October 1, 1998, and as the same may be further amended, restated, modified or supplemented (the "FUNB Loan Agreement"), and the Corporation's indebtedness under any other instrument evidencing debt or obligations under


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capital leases under the terms of which an event of default would result from a failure to subordinate this Debenture to the Corporation's obligations thereunder.

            SECTION 7. Corporation's Covenants. The Corporation hereby agrees that until this Debenture is paid in full, (a) it will not, without the prior written consent of the Holder, incur any additional Senior Indebtedness; (b) it will provide to the Holder, as soon as available, but in no event later than 60 days following the end of each calendar month, beginning with the current calendar month, an unaudited consolidated and consolidating balance sheet of the Corporation and its subsidiaries as of the close of such calendar month and unaudited consolidated and consolidating statements of income, retained earnings and cash flows for the Corporation and its subsidiaries for the calendar month then ended and for that portion of the fiscal year then ended, all prepared in accordance with generally accepted accounting principles applied on a consistent basis; and (c) it will pay the reasonable expenses (including legal expenses) of the Holder in connection with the purchase of this Debenture.

            SECTION 8. Subordination. The Corporation covenants and agrees and the Holder by its acceptance of this Debenture hereby covenants and agrees on behalf of itself and its successors and assigns as follows:

                 (a) The payment of all amounts due in respect of this Debenture is expressly subordinated, only to the extent and in the manner hereinafter set forth, in right of payment to the payment of the principal of, premium and interest on all Senior Indebtedness of the Corporation; provided, however, that the Corporation shall be entitled to pay to the Holder all amounts due on the Maturity Date (or any date following the Maturity Date) as long as
(i) the Corporation has permanently reduced the total principal of the outstanding credit facilities under the FUNB Loan Agreement to $9,000,000 ($4,000,000 in principal under the Line of Credit and $5,000,000 in principal under the Acquisition Line of Credit) on or before the Maturity Date (or any date following the Maturity Date if the total principal balance of the credit facilities has not been so reduced on the Maturity Date) and (ii) the Corporation is not otherwise in default under the FUNB Loan Agreement (except for defaults arising from the failure of the Corporation to comply with the financial covenants set forth in Sections 6.17, 6.18 and 6.19 of the FUNB Loan Agreement, which shall not preclude the Corporation from paying the Holder amounts due on the Maturity Date). In no event will the Holder, without the prior written consent of First Union National Bank unless and until the Corporation's obligations to First Union National Bank have been indefeasibly paid in full and any commitment of First Union National Bank to the Corporation has been terminated, (a) commence or participate in any action or proceeding to enforce this Debenture; (b) borrow any sums from the Corporation; (c) enter into any transaction with the Corporation, other than an arms-length business transaction in the normal course of business; or (d) receive or collect collateral or security from the Corporation for this Debenture, or realize or attempt to realize satisfaction of this Debenture against the Corporation or its property, by legal proceedings, set-off, self-help or otherwise. Except as expressly allowed in this paragraph, any payments received from the Corporation or any property realized upon by the Holder shall be held in trust for application to the Corporation's obligations to First Union National Bank and shall be immediately remitted by the Holder to First Union National Bank.

                 (b) In the event of any dissolution, winding up (other than a merger, consolidation or share exchange), liquidation or reorganization of the Corporation (in

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


bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Corporation or otherwise) or in the event of any default in the payment of any Senior Indebtedness as to which default the holder thereof shall have given the Corporation notice (hereinafter "a proceeding"), then all principal of, premium and interest on, the Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive any payment or distribution in respect of the principal of or interest on or the Fee in respect of this Debenture unless and until, in the case of a payment default in respect of Senior Indebtedness, such default is cured or waived in writing by First Union National Bank. In any such proceeding, any payment to which the Holder would be entitled if this Debenture were not so subordinated to the Senior Indebtedness shall be paid by the liquidating trustee, agent or other person making such payment to the holders of the Senior Indebtedness for application to the payment of the Senior Indebtedness remaining unpaid until such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. In any such application to the Senior Indebtedness, the obligations payable to First Union National Bank shall be paid in full before application to any other Senior Indebtedness. To the extent that the holder or holders of the Senior Indebtedness shall have received payments which, but for the provisions of this Section 8, would have been paid to the Holder, then, upon payment in full of the Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of cash, property or securities of the Corporation applicable to the Senior Indebtedness until the principal of and interest on and the Fee in respect of this Debenture shall be paid in full. For purposes of such subrogation, no such payments or distributions to the holders of the Senior Indebtedness, which, but for the provisions hereof, would have been payable or distributable to the Holder of this Debenture, shall, as between the Corporation, its creditors (other than the holder of the Senior Indebtedness) and the Holder be deemed to be a payment by the Corporation to or on account of this Debenture.

                 (c) First Union National Bank may, in reliance hereon and without notice to the Holder, continue to make loans or advances, extend credit or make other accommodations to or for the account of the Corporation, whether or not the same is presently contemplated. This agreement of subordination shall be continuing and the Holder hereby waives notice of acceptance of this agreement with respect to all Senior Indebtedness that may now exist or may hereafter come into existence. Notwithstanding any partial or entire payment of all or any of the Senior Indebtedness, this agreement of subordination shall remain in effect or be reinstated, as the case may be, as though such payment had never been made with respect to any such payment which is rescinded or recovered from or restored or returned by any creditor in respect of any Senior Indebtedness under authority of any law, rule, regulation, order of court or governmental agency, or in connection with any compromise or settlement relating thereto or relating to any action, suit or proceeding relating thereto, whether arising out of any proceedings under the United States Bankruptcy Code or otherwise (each such payment a "Restored Payment"). No right of any creditor in respect of any Senior Indebtedness to enforce the subordination of this Debenture shall be impaired, diminished or otherwise prejudiced by any act or failure to act of the Corporation, the Holder or any creditor in respect of any Senior Indebtedness or by any failure of the Corporation, the Holder or any creditor in respect of any Senior Indebtedness to comply with any provisions of this agreement, regardless of any actual or constructive notice or knowledge of any party of any such act or failure to act.


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


                 (d) The provisions of this Section 8 regarding subordination are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the rights of the Holder on the other hand, and none of such provisions shall impair, as between the Corporation and the Holder, the obligation of the Corporation, which is unconditional and absolute, to pay to the Holder the principal of and interest on this Debenture in accordance with its terms, and no such provisions shall prevent the Holder from exercising all remedies otherwise permitted by applicable law.

                 (e) Nothing contained in this Section 8 shall prevent the Corporation from making any payments in respect of this Debenture on the Maturity Date in equity securities of the Corporation, the right to payment of which is subordinated to the payment of all Senior Indebtedness to a greater or equal extent as the payment due in respect of this Debenture are so subordinated.

            SECTION 9. Default Interest. Should any payment of interest hereunder be received by the Holder more than ten days after maturity, the rate of interest which the Corporation is obligated to pay on the principal amount hereof shall be increased to Seventeen Percent (17%) per annum until such late payment of interest (including interest at the increased rate) is paid in full. Should any payment of principal hereunder not be received by the Holder at maturity or should any Event of Default (other than under Section 11(a)(i) hereof) occur hereunder, the rate of interest which the Corporation is obligated to pay on the principal amount hereof shall increase to Twenty Percent (20%) per annum until such payment of principal plus interest at the increased rate is received or until such other Event of Default is cured, as the case may be; provided, however, that until repayment by the Corporation of all of its obligations to First Union National Bank and the termination of any commitment by First Union National Bank to provide credit to the Corporation, the Corporation shall not pay, and the Holder shall not collect payment of, default interest at a rate in excess of seventeen percent (17%), it being the intention that any additional default interest shall continue to accrue but shall not be paid until the conditions of this provision have been satisfied.

            SECTION 10. Dividends on Capital Stock. For so long as this Debenture is outstanding, the Corporation shall not declare or pay any dividends on its capital stock (including dividends payable in shares of the capital stock of the Corporation).

            SECTION 11. Events of Default; Acceleration. The occurrence of any one or more of the following events shall constitute an Event of Default under this Debenture:

                 (a) the failure of the Corporation to pay the entire Principal Amount, all accrued interest thereon and the Fee at maturity;

                 (b) the failure of the Corporation to perform any covenant contained herein within 30 days after the delivery of written notice of default from the Holder in accordance with the notice provisions of Section 15 hereof;

                 (c) the filing of a petition for relief under the Bankruptcy Code or any similar federal or state statute by or against the Corporation which, in the case of an involuntary proceeding, is not dismissed or stayed within 60 days;

                 (d) an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of, the Corporation; or

                 (e) the occurrence of any event of default under the Corporation's credit agreement with First Union National Bank.

            At any time after the occurrence of an Event of Default, subject to the subordination provisions hereof, the Holder may, in the Holder's sole and absolute discretion (i) declare the entire unpaid balance of the Principal Amount plus accrued interest, the Fee and other sums due hereunder to be immediately due and payable, and (ii) exercise any or all rights and remedies available to the Holder hereunder, or under applicable law.

            SECTION 12. Interest Rate After Judgment. If judgment is entered against the Corporation on this Debenture, the amount of the judgment entered (which may include principal, interest, default interest, late charges, fees, expenses and costs) shall bear interest at the highest rate authorized under this Debenture as of the date of entry of the judgment.

            SECTION 13. Waiver of Protest. The Corporation, and all parties to this Debenture, whether maker, endorser or guarantor, waive presentment, notice of dishonor and protest.

            SECTION 14. Waiver and Amendments. Each right, power and remedy of the Holder hereunder, or under applicable law shall be cumulative and concurrent, and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers or remedies. No failure or delay by the Holder to insist upon the strict performance of any one or more provisions of this Debenture, or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof, or preclude the Holder from exercising any such right, power or remedy. By accepting full or partial payment after the due date of any amount of principal or interest on this Debenture, the Holder shall not be deemed to have waived the right either to require payment when due and payable of all other amounts of principal of or interest on this Debenture, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Debenture. No modification, change, waiver or amendment of this Debenture shall be deemed to be made by the Holder unless in writing signed by Holder, and each such waiver, if any, shall apply only with respect to the specific instance involved. No modification, change or amendment of this Debenture may be made without the prior written consent of First Union National Bank.

            SECTION 15. Notices. Any notice, request, or demand to or upon the Corporation or the Holder shall be deemed to have been properly given or made when delivered as follows:

            If the Corporation:        Precision Auto Care, Inc.
                                       748 Miller Drive, S.E.
                                       Leesburg, Virginia  20175
                                       Attn:  General Counsel

            With a copy to:            John B. Frisch, Esquire
                                       Miles & Stockbridge P.C.
                                       10 Light Street
                                       Baltimore, Maryland  21202

            If to the Holder:          Arthur C. Kellar
                                       106 Ebbtide Drive
                                       North Palm Beach, Florida  33408

            With a copy to:            Peter C. Keefe
                                       Vice President
                                       Avenir Corporation
                                       1725 K Street, N.W.
                                       Washington, D.C.   20006

            SECTION 16. Partial Invalidity. In the event any provision of this Debenture (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Debenture; but this Debenture shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained in this Debenture, but only to the extent it is invalid, illegal or unenforceable.

            SECTION 17. Transferability of Debenture. This Debenture is transferable but may only be transferred in accordance with state and federal securities laws. The Holder understands and agrees that the Corporation shall not be required to register the Debenture under the Securities Act or applicable state securities or blue sky laws and the Corporation shall not be required to recognize any transfer of this Debenture unless counsel to the Corporation is satisfied that registration of the Debenture shall not be required under the Securities Act or applicable state securities or blue sky laws.

            SECTION 18. Governing Law. The provisions of this Debenture shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia as the same may be in effect from time to time.

            SECTION 19. Further Assurances. The parties hereto agree to execute, acknowledge, seal and deliver, after the date hereof, such further assurances, instruments and documents and to take such further actions as the parties hereto may reasonably request in order to accomplish, facilitate performance of, or otherwise fulfill the transaction contemplated herein.

            SECTION 20. Entire Agreement. This Debenture constitutes the entire agreement and understanding between the parties hereto with respect to the matters herein set forth.

            SECTION 21. Successors and Assigns. This Debenture shall be binding upon and inure to the benefit of the Corporation, the Holder and their respective successors and assigns, and shall inure to the benefit of First Union National Bank, its successors and assigns. References herein to First Union National Bank shall be deemed to include the successors and assigns thereof.

            SECTION 22. Cross Default. The Corporation and the Holder acknowledge and agree that any violation of the provisions of Section 9 hereof shall represent a default and an event of default under the FUNB Loan Agreement, and that First Union National Bank is approving this Debenture in reliance upon the terms herein contained.

            IN WITNESS WHEREOF, the Corporation has caused this Debenture to be executed in its name by its duly authorized officer on its behalf, as of the day and year first above written.

WITNESS:                        PRECISION AUTO CARE, INC.


                                By:                             (SEAL)
_______________________            _____________________________
                                   Charles L. Dunlap
                                   President and Chief Executive
                                         Officer

COMMONWEALTH OF VIRGINIA, COUNTY OF LOUDOUN, TO WIT;

            I HEREBY CERTIFY, that on this 25th day of January, 1999, before me, the undersigned, a Notary Public of the Commonwealth of Virginia, personally appeared Charles L. Dunlap, known to me (or satisfactorily proven), to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

            AS WITNESS my hand and Notarial Seal.

                                                 ------------------------------
                                                 Notary Public

My Commission Expires:


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